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FORM 4                                                     OMB APPROVAL
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[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires: December 31, 2001
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Enron Corp.                                   FirstWorld Communications, Inc.               to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
    1400 Smith Street                             Person, if an entity          9/99            ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
    Houston        Texas             77002                                   Date of Original
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                                    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                 (Instr. 3 and 4)    (Instr. 4)     (Instr. 4)
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Series B Common Stock           9/13/99       S            97,250   D         *           3,236,083          I              **
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-   3. Trans-  4. Trans-     5. Number of      6. Date Exer-   7. Title and Amount  8. Price
   Security                 sion or      action     action        Derivative        cisable and     of Underlying        of
   (Instr. 3)               Exercise     Date       Code          Securities Ac-    Expiration      Securities           Deriv-
                            Price of     (Month/    (Instr. 8)    quired (A) or     Date            (Instr. 3 and 4)     ative
                            Deriv-       Day/                     Disposed of (D)   (Month/Day/                          Secur-
                            ative        Year)                    (Instr. 3, 4,     Year)                                ity
                            Security                              and 5)                                                (Instr. 5)
                                                                                 -----------------------------------
                                                                                 Date    Expira-            Amount or
                                                      -------------------------- Exer-   tion       Title   Number of
                                                      Code  V     (A)     (D)    cisable Date               Shares
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Warrant to Purchase           $3.00      9/13/99      S              97,250    Immed.  4/13/05   Series B  97,250           *
Series B Common Stock                                                                             Common
                                                                                                  Stock
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   3,236,083                  I                           **
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Explanation of Responses:

*  Stock and warrants were sold for cash and noncash consideration of indeterminant value.

** The subject securities are held by Sundance Assets, L.P., an indirect wholly-owned subsidiary of the Reporting Person.

                                                                                          Enron Corp.
                                                                                          By:                                10/8/99
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    ------------------------------- -------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  **Signature of Reporting Person   Date
                                                                                          Title: Vice President and
                                                                                                 Deputy Corporate Secretary

Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
